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                           EXHIBIT 24.1 TO FORM 8-K

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Current Report on Form 8-K of our report dated July 8, 1997, relating to the consolidated balance sheets of IWC Services, Inc. and Subsidiaries as of June 30, 1996 and April 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from May 4, 1995 (inception) through June 30, 1995, the year ended June 30, 1996, and the ten months ended April 30, 1997. We also consent to the use in this Current Report on Form 8-K of our report dated June 25, 1997, relating to the consolidated balance sheets of Boots & Coots, L.P. and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, partners' capital, and cash flows for the years then ended.


/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP
August 13, 1997